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Exhibit 10.34

PROMISSORY NOTE

$10,000,000	June 29, 2001 Cincinnati, Ohio

FOR VALUE RECEIVED, the undersigned, OSG NORWICH PHARMACEUTICALS, INC., a Delaware corporation ("Payor"), promises to pay to the order of PROCTER & GAMBLE PHARMACEUTICALS, INC., an Ohio corporation ("Payee"), the principal sum of TEN MILLION DOLLARS ($10,000,000.00), plus interest at the rate of eight percent (8%) per annum, subject to the following terms and conditions:

        1.    Term and Repayment.    All sums due hereunder, including accrued and unpaid interest and outstanding principal shall be due and payable in full upon the maturity of this Promissory Note which shall be June 30, 2006 (the "Maturity Date"). Payor may prepay this Promissory Note in whole or in part at any time without premium, additional interest or penalty.

        2.    Security Interest and Mortgage.    As security for the payment of this Promissory Note, Payor has (i) granted a security interest in certain assets of the Payor in favor of Payee pursuant to a Security Agreement of even date herewith (the "Security Agreement"); and (ii) granted a mortgage in certain real property of Payor located in Chenango County, New York in favor of Payee pursuant to a Mortgage of even date herewith (the "Mortgage").

        3.    Default.

          (i)    Any one of the following occurrences shall constitute an "Event of Default" under this Promissory Note:

      (a)
      the failure of Payor to pay all sums due under this Promissory Note on the Maturity Date;

      (b)
      the occurrence of any "Event of Default" under the Security Agreement;

      (c)
      the occurrence of any "Event of Default" under the Mortgage;

      (d)
      the making of a general assignment or arrangement by Payor for the benefit of creditors;

      (e)
      the insolvency of Payor; or

      (f)
      the commencement of any proceedings under any bankruptcy or insolvency laws by or against Payor (except that in the case of involuntary proceedings initiated by parties other than Debtor or its Affiliates, Debtor shall have up to sixty (60) days to obtain a dismissal of the proceedings).

    (ii)
    Upon the occurrence of any Event of Default:

    (a)
    the entire principal amount of this Promissory Note and all accrued interest thereon shall, at the election of Payee, become immediately due and payable; and

    (b)
    the entire principal balance hereof and all accrued interest shall, at the election of Payee, without notice, bear interest at a rate from time to time equal to three percentage points over what would otherwise be the Promissory Note rate (or the maximum rate permitted by applicable law if that is less) from the date of default until the default is cured.

    (iii)
    Payee's failure to exercise any remedy hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

        4.    Right of Off-Set.    Payor agrees that no amount due on this Promissory Note may be held, delayed or used as an off-set for any claim Payor may have against Payee, regardless of the origin or nature of any such claim.

        5.    Time is of the Essence.    Except as expressly provided herein, time is of the essence in the payment and performance by Payor under this Promissory Note. Payor hereby waives demand, notice of default, notice of protest, protest, presentment for payment and diligence in bringing suit against Payor in connection with any Event of Default.

        6.    Assignment.    This Promissory Note may not be assigned by Payor without the express written consent of Payee. This Promissory Note may be assigned by Payee and shall inure to the benefit of Payee and its successors and assigns. Payee shall give written notice to Payor promptly after each such assignment.

        7.    Governing Law and Jurisdiction.    This Promissory Note shall be governed by and interpreted under the laws of the State of Ohio. Payor hereby agrees that any legal suit, action or proceeding arising out of or relating to this Promissory Note, or the indebtedness evidenced hereby, must be instituted in a State or Federal court located in Hamilton County, Ohio, and each irrevocably submits to the jurisdiction of any such court.

        8.    Notices.    Any notice required or permitted to be given pursuant to the terms of this Promissory Note shall be in writing and shall be given by any national overnight mail delivery service or by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses:

To Payee:	8700 Mason-Montgomery Road Mason, Ohio 45040 Attn: Manager, Pharmaceuticals Product Supply
With a copy to:	8700 Mason-Montgomery Road Mason, Ohio 45040 Attn: Associate General Counsel
To Payor:	c/o Outsourcing Services Group, Inc. 25 Commerce Drive Allendale, New Jersey 07401 Attn: Perry M. Morgan
With a copy to:	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive 17th Floor Costa Meas, California 92626 Attn: Peter Tennyson, Esq.

Notices shall be deemed to have been delivered upon receipt, except that notices which are rejected or not deliverable at the address specified pursuant to this Agreement shall be treated as received on the date of the attempted delivery. The address for notices and name to which addressed may be changed by either party by mailing a written notice of the new address and name to the other.

        IN WITNESS WHEREOF, Payor has executed this Promissory Note as of the date first written above.

OSG NORWICH PHARMACEUTICALS, INC., a Delaware corporation
By:	/s/ JOSEPH M. HEALY Joseph M. Healy, President and Chief Executive Officer

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  Exhibit 10.34
PROMISSORY NOTE